                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         Norfolk Southern Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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Notes:

[Norfolk Southern Logo appears here]

-------------------------------------------------------------------------------

Notice and Proxy Statement
Annual Meeting of Stockholders

NORFOLK SOUTHERN CORPORATION
Three Commercial Place, Norfolk, Virginia 23510-2191

Notice of Annual Meeting of Stockholders to be Held on Thursday, May 13, 1999

-------------------------------------------------------------------------------

  The Annual Meeting of Stockholders of Norfolk Southern Corporation will be held at the Conference Center, Williamsburg Lodge, South England Street, Williamsburg, Virginia, on Thursday, May 13, 1999, at 10:00 A.M., Eastern Daylight Time, for the following purposes:

     1. Election of three directors to the class whose term will expire in 2002.

     2. Ratification of the appointment of independent public accountants as auditors.

     3. If properly presented at the meeting, consideration of a stockholder proposal concerning elimination of bonuses and other forms of incentive pay as a means of compensating any employee of the Corporation.

     4. Transaction of such other business as properly may come before the meeting.

  Stockholders of record at the close of business on March 5, 1999, will be entitled to vote at such meeting.

                                              By order of the Board of
                                              Directors,
                                                 DEZORA M. MARTIN,
                                                 Corporate Secretary.

Dated: April 1, 1999

If you do not expect to attend the meeting, you are urged to mark, date and sign the enclosed proxy card and return it in the accompanying envelope.

                         Norfolk Southern Corporation
                            Three Commercial Place
                         Norfolk, Virginia 23510-2191

                                                                  April 1, 1999

                                PROXY STATEMENT

  On March 11, we began mailing to you and other stockholders the Corporation's Annual Report for 1998, which contains important financial and narrative information. On April 1, 1999, we expect to begin mailing to you and other stockholders this Proxy Statement and the accompanying proxy card, both of which relate to the Board of Directors' solicitation of your proxy for use at the Annual Meeting of Stockholders to be held May 13, 1999 (1999 Annual Meeting). Only stockholders of record on March 5, 1999, are entitled to vote at the 1999 Annual Meeting. As of February 28, 1999, the Corporation had issued and outstanding 401,366,417 shares of Common Stock, of which 379,738,575 shares were entitled to one vote per share.

  If you properly sign the enclosed proxy card and timely return it to The Bank of New York, the shares represented by that proxy card will be voted in accordance with its terms.

  Any stockholder may revoke a signed and returned proxy card at any time before the proxy is voted by: (a) giving prior notice of revocation in any manner to the Corporation; (b) executing and delivering a subsequent proxy; or (c) attending the 1999 Annual Meeting and voting in person.

  The cost of soliciting these proxies will be paid by the Corporation, including the reimbursement, upon request, of brokerage firms, banks and other institutions, nominees and trustees for the reasonable expenses they incur to forward proxy material to beneficial owners. Officers and other regular employees of the Corporation may solicit proxies by telephone, telegram or personal interview; they receive no additional compensation for doing so.

                                CONFIDENTIALITY

  We have put policies in place to safeguard the confidentiality of proxies and ballots. The Bank of New York, New York, N.Y., which has been retained at an estimated cost of $20,500 to assist in soliciting proxies directly or through others and to tabulate all proxies and ballots cast at the 1999 Annual Meeting, is contractually bound to maintain the confidentiality of the voting process. In addition, each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially.

  Members of the Board of Directors and employees of the Corporation do not have access to the proxies or ballots and therefore do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on the proxy card or ballot, or when there is need to determine the validity of a proxy or ballot, Management and/or its representatives may be involved in providing the answer to the question or in determining such validity.

                BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING
                        FOR WHICH YOUR PROXY IS SOUGHT

1. ELECTION OF DIRECTORS

  At the 1999 Annual Meeting, the terms of four directors will expire: those of Gerald L. Baliles, Gene R. Carter, T. Marshall Hahn, Jr. and Steven F. Leer. At its meeting held on January 26, 1999, the Board of Directors amended the Bylaws of the Corporation to increase the number of directors from ten to eleven and elected Mr. Leer to fill the resulting vacancy. Under Virginia law, the term of a director elected by a board of directors to fill a vacancy expires at the next stockholders' meeting at which directors are elected.

  Effective the date of the 1999 Annual Meeting, Mr. Hahn will retire under the terms of the Corporation's retirement policy for directors and accordingly will not be a candidate for reelection. The Board of Directors, at its meeting held on January 26, 1999, adopted a resolution--to be effective the date of the 1999 Annual Meeting--to amend the Corporation's Bylaws to decrease the number of directors from eleven to ten.

  Unless you instruct otherwise on the enclosed proxy card, your proxy will be voted in favor of the reelection of Messrs. Baliles, Carter and Leer as directors for three-year terms that expire in 2002.

  If any nominee becomes unable to serve--something we have no reason to believe will occur--your proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the Board of Directors will reduce the number of directors.

  So that you have information concerning the independence of the process by which nominees and directors whose terms will continue after the 1999 Annual Meeting were selected, we confirm, as required by the Securities and Exchange Commission, that (1) there are no family relationships among any of the nominees or directors or among any of the nominees or directors and any officer and (2) that there is no arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected.

  Vote Required to Elect a Director: Under Virginia law and under the Corporation's Restated Articles of Incorporation and Bylaws, directors are elected at a meeting, so long as a quorum exists, if the votes cast favoring the election of that director exceed the votes cast opposing the election. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy card, are not "cast" for this purpose.

Nominees--for terms expiring in 2002


                     Mr. Baliles, 58, Richmond, Va., has been a director since
                     1990. He has been a partner since 1990 in the law firm of
Gerald L. Baliles    Hunton & Williams, a business law firm with offices in
                     several major U. S. cities and international offices in Vienna, Austria, Brussels, Belgium, Warsaw, Poland,
                     Bangkok, Thailand, and Hong Kong. He is also a director of Newport News Shipbuilding Inc.
                     (See information under the "Certain Relationships and Related Transactions" caption on page 13.)

--------------------------------------------------------------------------------


                     Mr. Carter, 59, Alexandria, Va., has been a director since 1992. He has been Executive Director of the Association for Supervision and Curriculum Development, among the world's largest international education associations, since 1992.

Gene R. Carter

--------------------------------------------------------------------------------


                     Mr. Leer, 46, St. Louis, Mo., has been a director since
                     January 26, 1999. He has been President and Chief
                     Executive Officer of Arch Coal, Inc., a company engaged
                     in coal mining and related businesses, since 1992. He is
                     also a director of Arch Coal, Inc. and Mercantile Trust
                     Company, N.A.
Steven F. Leer       (See information under the "Certain Relationships and
                     Related Transactions" caption on page 13.)

--------------------------------------------------------------------------------


Continuing Directors--those whose terms expire in 2000


                     Mr. Campbell, 58, Georgetown, S.C., and Alexandria, Va., has been a director since 1996. He has been President and Chief Executive Officer of American Council of Life Insurance, a trade association for the life insurance industry, since 1995, having served prior thereto as Governor of South Carolina. He is also a director of AVX Corporation, Fluor Corporation and Wackenhut Corporation.
Carroll A.
Campbell, Jr.

--------------------------------------------------------------------------------

                     Mr. Goode, 58, Norfolk, Va., has been a director since
                     1992. He has been Chairman, President and Chief Executive
                     Officer of the Corporation since 1992. He is also a
                     director of Aeroquip-Vickers, Inc., Delta Air Lines, Inc.
                     (effective April 22, 1999), Caterpillar, Inc., Georgia-
David R. Goode       Pacific Corporation and Texas Instruments Incorporated.

--------------------------------------------------------------------------------


                     Mr. McKinnon, 71, Norfolk, Va., has been a director since
                     1986. He was Chairman and Chief Executive Officer of
                     Norfolk Southern Corporation until his retirement in
Arnold B. McKinnon   1992.

--------------------------------------------------------------------------------

                     Mr. Pote, 52, New York, N.Y., has been a director since 1988. He has been a partner of The Beacon Group, a private investment partnership, since 1993.

                     (See information under the "Certain Relationships and
Harold W. Pote       Related Transactions" caption on page 14.)


--------------------------------------------------------------------------------

Continuing Directors--those whose terms expire in 2001


                     Mr. Coleman, 68, Grantham, N.H., has been a director
                     since 1982. Now pursuing graduate studies at Dartmouth
                     College, he was Chairman of The Lubrizol Corporation, a
                     diversified specialty chemical company, until his
                     retirement in 1996, having served prior thereto as
                     Chairman and Chief Executive Officer. He is also a
                     director of The Lubrizol Corporation and Harris
L. E. Coleman        Corporation.

--------------------------------------------------------------------------------

                     Mr. Hilliard, 59, New York, N.Y., has been a director
                     since 1992. He has been a partner in Brown Brothers
                     Harriman & Co., a private bank in New York City, since
                     1979. He is also a director of Owens-Corning Corporation
Landon Hilliard      and Western World Insurance Company.

-------------------------------------------------------------------------------


                     (See information under the "Certain Relationships and Related Transactions" caption on page 14.)

                     Ms. O'Brien, 45, St. Mary's City, Md., has been a
                     director since 1994. She has been President of St. Mary's
Jane Margaret        College of Maryland since 1996, having served prior
O'Brien              thereto as President of Hollins College, Roanoke, Va.

-------------------------------------------------------------------------------

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, upon the recommendation of its Audit Committee, has appointed the firm of KPMG LLP, independent public accountants, to audit the books, records and accounts of the Corporation for the year 1999. This firm has acted as auditors for the Corporation (and for one of its predecessor companies, Norfolk and Western Railway Company, since 1969), and the Board of Directors recommends that the firm's appointment be ratified by the stockholders.

  In 1998, KPMG LLP performed audit services which consisted of the annual audit of the consolidated financial statements of the Corporation and its subsidiaries, including annual reports of the Corporation to the stockholders and the Securities and Exchange Commission, audits of the financial statements of various subsidiaries, audits of the financial statements of various employee benefit plans, limited reviews of quarterly financial statements and review of internal controls not directly related to the audit of the financial statements. The firm also provided accounting and other management consulting services in connection with the Conrail transaction and other matters.

  All services rendered by KPMG LLP to the Corporation in 1998 were approved in advance or ratified by the Audit Committee of the Board of Directors, and this Committee determined that none jeopardized the auditing firm's independence. (See the "Certain Relationships and Related Transactions" caption on page 14.)

  KPMG LLP has represented to the Audit Committee that its fees are customary and that no agreement exists to limit current or future years' audit fees.

  Representatives of KPMG LLP are expected to be present at the 1999 Annual Meeting with the opportunity to make a statement if they so desire and available to respond to appropriate questions.

  Vote Required to Ratify Appointment: Under Virginia law and under the Corporation's Restated Articles of Incorporation and Bylaws, actions such as the ratification of the appointment of auditors are approved, so long as a quorum exists, if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy card, are not "cast" for this purpose.

3. STOCKHOLDER PROPOSAL

  Mr. Charles O. Morgret, whose mailing address is Post Office Box 1272, Holmes Beach, Florida 34218, and who is beneficial owner of 4,200 shares of the Corporation's Common Stock, has submitted the following proposal, which we are including in this Proxy Statement for stockholder vote as required by Rule 14a-8 as promulgated by the Securities and Exchange Commission. Mr. Morgret also has provided a "Statement in Support," which appears immediately after the text of the proposal. Your "Directors' Statement in Opposition" appears after Mr. Morgret's statement.

                               Text of Proposal
                               ----------------

  Resolved that shareholders of NSC request that the Board of Directors restore salaries and wages as the sole bases for compensating employees of Norfolk Southern Corporation (NSC) at all levels, thereby ending the payment of bonuses and other supplements, excepting only normal retirement incentives and as individual cases warrant.

                      Stockholder's Statement in Support
                      ----------------------------------

  NSC, effective March, 1997, accepted a proposal by the Brotherhood of Locomotive Engineers (BLE) to pay its approximately 2,900 NSC members first-time ever bonuses of 5 percent of their 1996-1997 wages and of up to 10 percent starting in 1998. Acceptance of this proposal opens the door to similar or even larger demands by other unions, whose members, including those of BLE, represent some 80 percent of NSC's approximately 23,000 employees.

  All bonuses sharply inflate the Company's annual labor costs and lower its net earnings. Yet, a prime obligation of NSC's management is to minimize cost consistent with quality service and with just treatment and compensation of its employees. To fail in meeting that obligation is to invite the resurrection of repressive government regulation from which all railroads are just now emerging.

  In the absence of any truly impartial or effective independent controlling authority, the bonus system is vulnerable to abuse beginning at the highest levels of management. For example, the current level of bonuses and other "extras" paid to NSC's top executives is already high, even excessive, and has continued to rise each year.

  The payment of bonuses is not needed to bring out the best in employees, whether workers or management, the traditional incentives of keeping one's job and of winning promotion or higher pay, or both, sufficing adequately for that purpose. In fact, across-the-board bonuses to union members tend to be counter-productive since they are awarded equally regardless of individual effort, merit or performance. Nor are bonuses needed to attract top talent. All of NSC's top management, past and present, were promoted from within, thus precluding any need to "go outside."

  A worthy example for today's NSC management was Dennis William (Bill) Brosnan, the former Chairman and CEO of Southern Railway Company, who steadfastly refused bonuses for union members by first denying them to himself and others in Southern's management. The management of NSC should renounce for itself any further bonuses et. al., thereby automatically precluding further worker bonuses which under the BLE agreement are tied to, and activated by, bonuses for management.

  After the payment of legitimate expenses, the net earnings of NSC, if any, belong traditionally, and properly, to the shareholder owners.

                      Directors' Statement in Opposition
                      ----------------------------------

  The proposal calls on the Board to consider eliminating bonuses or other forms of incentive pay as an element of the compensation package of any Norfolk Southern employee.

  Because bonus or incentive pay is earned only when certain performance goals are met, it encourages employees to improve economic results that your directors believe advance stockholder interests--among them, return on average invested capital, the operating ratio and total stockholder return. Moreover, were we to eliminate incentive pay as a part of our employees' compensation packages, base salaries would have to be raised to assure that their total compensation opportunities remain competitive with those of employees in comparable positions at peer companies, thereby frustrating the fundamental and accepted concept of linking pay and performance.

  Increasingly, management employees at all levels receive--partly in lieu of base salary--various forms of incentive pay. This aligns employees' interests more directly with those of stockholders as a group by making part of their total compensation contingent on the realization of specific corporate goals. In addition, Norfolk Southern Railway Company was pleased to reach a historic agreement on incentives with the Brotherhood of Locomotive Engineers, which represents some of our agreement employees. Rather than receiving guaranteed salary increases, locomotive engineers now participate in an arrangement that provides financial incentives for them to assist in improving our results.

  In short, incentives are an accepted compensation tool at most public American companies. They encourage individuals to improve performance and thereby tend to enhance efficiency and productivity and to further other important stockholder interests. Indeed, because incentives are not paid unless corporate performance permits, they keep fixed payroll costs down and link certain one-time increases in payroll costs in any year to financial and operational results and other achievements that are of value to stockholders.

  Your directors recommend a vote AGAINST this proposal.

  Vote Required to Approve Stockholder Proposal: Under Virginia law and under the Corporation's Restated Articles of Incorporation and Bylaws, stockholder proposals are approved, so long as a quorum exists, if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or return a proxy card, are not "cast" for this purpose.

4. OTHER MATTERS

  The Board of Directors does not know of any matters to be presented at the 1999 Annual Meeting other than as noted in this paragraph and elsewhere in this Proxy Statement. If any other matters come before the meeting, the proxies received pursuant to this solicitation will be voted thereon in accordance with the judgment of the holders of such proxies.

                           SUPPLEMENTAL INFORMATION

  Applicable rules of the Securities and Exchange Commission require that we furnish you the following information relating to the oversight and management of your corporation and to certain matters concerning its Board of Directors, its directors and its officers.

                         BENEFICIAL OWNERSHIP OF STOCK

  To the knowledge of the Corporation, no person beneficially owns more than 5% of its Common Stock.

  The following table sets forth as of February 28, 1999, the beneficial ownership of the Corporation's Common Stock (including, in the case of directors, "Stock Units," and in the case of officers, "Deferred Stock Units," each of which is not actually a share of Common Stock, but ultimately has a cash value equal to the market price of a share of Common Stock at that time):

  (1) each director (including the Chief Executive Officer) and each nominee;

  (2) each of the other four most highly compensated executive officers, based on the sum of salary and incentive pay in 1998; and

  (3) all executive officers and directors of the Corporation as a group.

  Unless otherwise indicated by footnote to the data in the table, all such shares are held with sole voting and investment powers, and no director or executive officer beneficially owns any equity securities of the Corporation or its subsidiaries other than the Corporation's Common Stock. No one director or executive officer, nor all executive officers and directors as a group, owns as much as 1% of the total outstanding shares of the Corporation's Common Stock.

                         Shares of                                      Shares of
Name                    Common Stock             Name                  Common Stock
----                    ------------             ----                  ------------
Gerald L. Baliles           10,324/1/,/2/       Arnold B. McKinnon       611,130/1/,/2/,/5/
Carroll A. Campbell,                            Jane Margaret O'Brien      8,883/1/,/2/
 Jr.                         7,252/1/,/2/       Harold W. Pote            11,054/1/,/2/
Gene R. Carter              11,056/1/,/2/       L. I. Prillaman          343,543/6/
L. E. Coleman               21,724/1/,/2/,/3/   Stephen C. Tobias        338,246/7/
David R. Goode           1,300,266/4/           Henry C. Wolf            358,285/8/
T. Marshall Hahn, Jr.       18,573/1/,/2/       R. Alan Brogan           414,801/9/
Landon Hilliard             13,906/1/,/2/
Steven F. Leer               6,200/1/,/2/

47 Executive Officers and Directors as a group (including the
 persons named above)/10/                                         7,083,970/11/

--------
  /1/Includes a one-time grant of 3,000 shares to non-employee directors on January 1, 1994, or when that director was elected to the Board thereafter. These grants are made pursuant to the Directors' Restricted Stock Plan; the director may vote these shares, but has no investment power over them until they are distributed (see information on page 11 under the "Board of Directors" caption).
  /2/Includes:
  (a) the grants in 1996, 1997, 1998 and 1999 of Deferred Stock Units ("Stock Units"--one such Stock Unit is equal in value to one share of Common Stock) to each non-employee director; and
  (b) the crediting, effective June 1, 1996, of Stock Units representing the actuarially determined present value of the retirement benefit that all non-employee directors serving on the date of the 1996 Annual Meeting of Stockholders agreed to forego.

Stock Units are credited to a separate memorandum account for each director and are administered in accordance with the Corporation's Outside Directors' Deferred Stock Unit Program (see information on page 11 under the "Board of Directors" caption). As of February 28, 1999, the number of Stock Units credited to each director's account was as follows: Mr. Baliles, 7,324; Mr. Campbell, 3,809; Mr. Carter, 7,906; Mr. Coleman, 9,388; Mr. Hahn, 11,973; Mr. Hilliard, 7,906; Mr. Leer, 2,000; Mr. McKinnon, 11,058; Ms. O'Brien, 5,883;
and Mr. Pote, 6,554.
  /3/Includes 336 shares owned by Mr. Coleman's wife, in which he disclaims beneficial ownership.
  /4/Includes 10,266 shares credited to Mr. Goode's account in the Corporation's Thrift and Investment Plan; 229,764 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Goode possesses voting power but has no investment power until the shares are distributed; 977,500 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Goode has the right to acquire beneficial ownership within 60 days; and 21,566 Deferred Stock Units credited to Mr. Goode pursuant to the Corporation's Long-Term Incentive Plan.
  /5/Includes 5 shares indirectly owned by Mr. McKinnon's wife, in which he disclaims beneficial ownership.
  /6/Includes 19,858 shares credited to Mr. Prillaman's account in the Corporation's Thrift and Investment Plan; 47,036 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Prillaman possesses voting power but has no investment power until the shares are distributed; 221,274 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Prillaman has the right to acquire beneficial ownership within 60 days; and 6,089 Deferred Stock Units credited to Mr. Prillaman pursuant to the Corporation's Long-Term Incentive Plan.
  /7/Includes 12,510 shares credited to Mr. Tobias' account in the Corporation's Thrift and Investment Plan; 49,965 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Tobias possesses voting power but has no investment power until the shares are distributed; 242,868 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Tobias has the right to acquire beneficial ownership within 60 days; and 6,089 Deferred Stock Units credited to Mr. Tobias pursuant to the Corporation's Long-Term Incentive Plan.
  /8/Includes 10,024 shares credited to Mr. Wolf's account in the Corporation's Thrift and Investment Plan; 66,193 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Wolf possesses voting power but has no investment power until the shares are distributed; 252,000 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Wolf has the right to acquire beneficial ownership within 60 days; and 6,089 Deferred Stock Units credited to Mr. Wolf pursuant to the Corporation's Long-Term Incentive Plan.
  /9/Includes 8,621 shares credited to Mr. Brogan's account in the Corporation's Thrift and Investment Plan; 82,422 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Brogan possesses voting power but has no investment power until the shares are distributed; 274,500 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Brogan has the right to acquire beneficial ownership within 60 days; and 6,089 Deferred Stock Units credited to Mr. Brogan pursuant to the Corporation's Long-Term Incentive Plan.
  /10/The spouse of one executive officer owns 70 shares of Norfolk Southern Railway Company Preferred Stock, Series A, in which the officer disclaims beneficial ownership.

  /11/Includes 270,249 shares credited to officers' individual accounts under the Corporation's Thrift and Investment Plan. Also includes: 965,769 shares held by the Corporation for officers under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which the individual possesses voting power but has no investment power until the shares are distributed; 4,657,576 shares subject to stock options granted to officers pursuant to the Corporation's Long-Term Incentive Plan, with respect to which the optionee has the right to acquire beneficial ownership within 60 days; and 108,964 Deferred Stock Units credited to officers pursuant to the Corporation's Long-Term Incentive Plan. Also includes 29,677 shares in which officers disclaim beneficial ownership.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16 of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and any persons beneficially owning more than 10 percent of a class of the Corporation's stock, to file certain reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on its review of copies of Forms 3, 4 and 5 available to it, or written representations that no Forms 5 were required, the Corporation believes that all required Forms concerning 1998 beneficial ownership were filed on time.

                              BOARD OF DIRECTORS

Composition and Attendance

  On December 31, 1998, the Board of Directors of the Corporation consisted of ten members. The Board is divided into three classes; the members of each class are elected for a term of three years, and each class contains as nearly as possible an equal number of directors--a requirement of the Corporation's Restated Articles of Incorporation. The Board met seven times in 1998. Each director attended not less than 75% of the aggregate number of meetings of the Board and meetings of all committees on which such director served.

Retirement Policy

  Under the Corporation's retirement policy for directors, a director must retire effective the date of the annual meeting that next follows the date of that director's 72nd birthday; if a director's 72nd birthday coincides with the date of the annual meeting, that director retires effective that date.

Compensation

  Retainer and Fees: In 1998, each member of the Board of Directors, other than Mr. Goode, received an annual retainer for services of $32,000 and a fee of $1,800 for each attendance at a meeting of the Board or of any committee of the Board, plus expenses in connection with attendance at such meetings. Because Mr. Goode is an officer of the Corporation, he receives no additional compensation for Board service.

  Corporation's Directors' Deferred Fee Plan: A director may elect to defer receipt of all or a portion of compensation. Amounts deferred are credited to a separate memorandum account maintained in the name of each participating director; interest is credited to the account at the beginning of each quarter. For 1994 and later years, the interest rate is determined on the basis of the director's age at the time of the deferral: under age 45, 7%; age 45-54, 10%; age 55-60, 11%; and over age 60, 12%. The total amount so credited (including amounts deferred in prior years and interest earned thereon) is distributed in ten annual installments beginning with the year following the year in which the participant ceases to be a director.

  The Corporation's commitment to accrue and pay interest on amounts deferred is facilitated by the purchase of corporate-owned life insurance on the lives of directors. If the Board of Directors determines at any time that changes in the law affect the Corporation's ability to recover the cost of providing the benefits payable under this Plan, the Board, in its discretion, may reduce the interest credited on deferrals to a rate not less than one half the rate otherwise provided for in this Plan. In 1998, six directors participated in this Plan.

  Directors' Restricted Stock Plan: Each non-employee director serving on January 1, 1994, was awarded 3,000 restricted shares of the Corporation's Common Stock (Restricted Shares). Any person who is not and never has been an employee of the Corporation and who is first elected to the Board after January 1, 1994, also will receive a grant of 3,000 Restricted Shares.

  Restricted Shares are registered in the name of the director, who has all rights of ownership (including the right to vote the shares and receive dividends); however, Restricted Shares may not be sold, pledged or otherwise encumbered during a restriction period which (a) begins when the Restricted Shares are granted and (b) ends on the earlier of (i) the date the director dies or (ii) six months after the director becomes disabled or retires, as that term is defined in this Plan.

  Outside Directors' Deferred Stock Unit Program: Each non-employee director has been granted the following Stock Units (not shares of Common Stock) which are valued with respect to the market price of the Corporation's Common Stock:
600 Stock Units, effective the date of the 1996 Annual Meeting of Stockholders; 750 Stock Units, effective the date of the 1997 Annual Meeting of Stockholders; 1,000 Stock Units, effective January 27, 1998; and 2,000 Stock Units, effective February 1, 1999. It is anticipated that, from time to time, non-employee directors may be granted additional Stock Units in an amount sufficient to assure that their total annual compensation for services is competitive. Stock Units equal in value to the actuarially determined present value of the terminated pensions of directors serving on June 1, 1996, also were credited to a separate memorandum account for each such director.

  Stock Units in each director's memorandum account are credited with dividends as paid on the Corporation's Common Stock, and the amount so credited is converted into additional Stock Units, including fractions thereof, based on the mean of the high and low trading prices of the Corporation's Common Stock on the dividend payment date.

  Upon leaving the Board for any reason, a director will receive in cash (either in a lump sum or in ten annual installments, in accordance with an election made by each director) an amount determined with respect to the mean of the high and low trading prices of the Corporation's Common Stock. The amount of a lump-sum payment is determined on the basis of the mean of the high and low trading prices on the last business day of the month following the director's cessation of service. The amount of installment payments is determined annually with respect to the mean of the high and low trading prices on the third business day following the first public announcement of earnings for the preceding year. During the ten-year period over which installments are paid, Stock Units in the memorandum account at any time that have not been paid in cash will be credited with dividends as paid on the Corporation's Common Stock.

  Directors' Charitable Award Program: Each director serving on February 1, 1996, could nominate one or more tax-exempt institutions to receive up to a total of $500,000 (payable in five equal annual installments following the director's death); directors elected after February 1, 1996, are entitled to designate up to $100,000 per year of service until the $500,000 cap is reached. Another $500,000 will be paid to the Norfolk Southern Foundation in the director's name.

  This Program supports, in part, the Corporation's long-standing commitments to contribute to educational, cultural and other appropriate charitable institutions and to encourage others to do the same. It is funded, and its costs are expected to be recovered, through corporate-owned life insurance on the directors.

  Because the Corporation makes the charitable contributions (and is entitled to the related deduction) and is the owner and the beneficiary of the life insurance policies, directors derive no direct financial benefit from this Program. Moreover, amounts the Foundation receives from insurance proceeds under this Program may reduce what the Corporation otherwise would contribute from general corporate resources to support the Foundation's activities.

Committees

  Each year, not later than its Organization Meeting that usually follows the Annual Meeting of Stockholders, the Board of Directors appoints the Audit Committee, Compensation and Nominating Committee, Executive Committee and Pension and Finance Committee.

  The Audit Committee met six times in 1998; its members were H. W. Pote, Chairman, Gerald L. Baliles, Carroll A. Campbell, Jr., Gene R. Carter, Landon Hilliard and Jane Margaret O'Brien. This committee:

  . recommends to the Board of Directors the engagement of, and the fee to be paid to, the independent public accountants;

  .  reviews with the independent accountants the annual audit plan;

  . receives, reviews and transmits to the Board the annual report and financial statements of the Corporation and its consolidated subsidiaries; and

  . reviews, in consultation with the independent accountants and the Corporation's internal audit staff, as deemed necessary, the Corporation's accounting policies, conflict of interest policy, internal control systems and financial operations and reporting.

  The Compensation and Nominating Committee met six times in 1998; its members were L. E. Coleman, Chairman, T. Marshall Hahn, Jr. and H. W. Pote. E. B. Leisenring, Jr., was Chairman of this committee until his retirement, effective the date of the 1998 Annual Meeting of Stockholders. This committee makes recommendations to the Board of Directors concerning:

  .  executive compensation;

  . adoption and administration of any management incentive bonus plan, deferred compensation plan or other similar plans of the Corporation;

  .  individuals to be elected as officers of the Corporation; and

  .  nominees for election to the Board.

  The Committee will consider nominees recommended by stockholders for election to the Board. Such recommendations must be in writing addressed to the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-9219, and shall include sufficient background material to enable the Committee to consider fully the qualifications of the individual and any potential conflict of interest or legal restrictions concerning the person's service in the proposed capacity.

  Stockholders wishing to nominate an individual for election as a director at an annual meeting must comply with specific Bylaw provisions, details of which are available on request from the Corporate Secretary.

  The Executive Committee met three times in 1998; its members were Arnold B. McKinnon, Chairman, Gerald L. Baliles, L. E. Coleman, David R. Goode and T. Marshall Hahn, Jr. E. B. Leisenring, Jr., was a member of this committee until his retirement, effective the date of the 1998 Annual Meeting of Stockholders. This committee is empowered to exercise, to the extent permitted by Virginia law, all the authority of the Board of Directors when the Board is not in session, including the declaration of a quarterly dividend upon the Corporation's Common Stock at the rate of the quarterly dividend most recently declared by the Board. All actions taken by the Committee are to be reported to the Board at its meeting next succeeding such action and are subject to revision or alteration by the Board.

  The Pension and Finance Committee (formerly known as the Pension Committee) met four times in 1998; its members were T. Marshall Hahn, Jr., Chairman, Carroll A. Campbell, Jr., Gene R. Carter, Landon Hilliard and Jane Margaret O'Brien. E. B. Leisenring, Jr., was a member of this committee until his retirement, effective the date of the 1998 Annual Meeting of Stockholders. This committee:

  . makes recommendations to the Board of Directors concerning an annual investment policy for the assets of the Corporation's pension fund and the engagement of, and the fees to be paid to, firms of investment managers to manage designated portions of such assets within the framework of the investment policy;

  .  reviews the performance of the investment managers;

  . receives, reviews and transmits to the Board the annual reports, financial statements and actuarial valuations of the pension plans; and

  . develops guidelines concerning and oversees implementation of policies concerning the Corporation's capital structure and related costs.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In 1998, the Corporation paid approximately $587,512 for legal services to the law firm of Hunton & Williams, in which Mr. Baliles is a partner.

  Arch Coal, Inc. (including affiliates and subsidiaries, "Arch"), of which Mr. Leer is President and Chief Executive Officer, is engaged in coal mining and related businesses. Prior to Mr. Leer's election as a director of the Corporation, Norfolk Southern Railway Company ("Railway") had provided transportation services for Arch at rates fixed in conformity with law or governmental authority. The Railway continued to provide such services for Arch in 1998 on those bases, and it expects to do so in succeeding years. Arch also has entered into leases with various subsidiaries of the Corporation, generating 1998 rent and royalty income of slightly more than $26.4 million. In the future, the parties (1) may negotiate the terms and conditions of one or more renewals and of one or more new leases and (2) may compete to acquire fee, leasehold or other interests in natural resource properties. Mr. Leer would not participate in the Board's consideration of these and other similar matters in which Arch is an interested party.

  Norfolk Southern maintains various banking relationships with Brown Brothers Harriman & Co. ("Brown Brothers"), in which Mr. Hilliard is a partner, on bases that are consistent with normal financial and banking practices. All transactions are entered into in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other banks. Also, Brown Brothers was paid approximately $146,400 in fees for managing a portion of the assets of the Corporation's pension fund in 1998.

  Beacon Group Energy Investment Fund L.P.--affiliated with the Beacon Group in which Mr. Pote is a principal--has purchased Alliance Coal Company ("Alliance"). Prior to Beacon's acquisition of its interest, Norfolk Southern Railway Company had provided transportation services for Alliance or its predecessors at rates fixed in conformity with law or governmental authority. The Railway continued to provide such services for Alliance in 1998 on those bases, and it expects to do so in succeeding years. Alliance also had entered into various leases with a natural resources subsidiary of the Corporation, generating 1998 rent and royalty income for the subsidiary of slightly more than $3.2 million, and the Corporation paid Alliance approximately $140,000 for steam coal used in the Roanoke Shops. The terms and conditions of such leases and coal purchases are not expected to be affected by the acquisition. In the future, the parties (1) may negotiate the terms and conditions of one or more renewals of such leases and of such purchases and (2) may compete to acquire fee, leasehold or other interests in natural resource properties. Mr. Pote would not participate in the Board's consideration of these and other similar matters in which Alliance is an interested party.

  Kathryn B. McQuade is Vice President-Financial Planning of the Corporation. Ms. McQuade's spouse is one of approximately 6,800 partners worldwide in KPMG LLP ("KPMG"), a firm of independent public accountants that has acted as auditors for the Corporation (and one of its predecessor companies, Norfolk and Western Railway Company), since 1969. Ms. McQuade's spouse does not participate in, or have access to, KPMG's work for the Corporation. The Corporation paid KPMG approximately $11 million for all services rendered during 1998.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation and Nominating Committee during 1998 were Mr. Leisenring (who also was chair of the Committee until his retirement from the Board, effective the date of the 1998 Annual Meeting), Mr. Coleman (who became chair following Mr. Leisenring's retirement), Mr. Hahn and Mr. Pote (who became a member of the Committee following the 1998 Annual Meeting). Other than Mr. Pote's relationship with Beacon Group (about which information is provided under the preceding caption), there were no reportable business relationships between the Corporation and such individuals.

                            EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

  The following table sets forth the cash compensation paid, as well as certain other compensation accrued or paid, to the Chief Executive Officer and to each of the other four most highly compensated executive officers of the Corporation in 1998 ("Executive Officers"), for service in all capacities to both the Corporation and its subsidiaries by the Executive Officers in the fiscal years ending December 31, 1998, 1997 and 1996.

                          SUMMARY COMPENSATION TABLE

                                                                    Long-Term
                                    Annual Compensation            Compensation
                              -------------------------------  --------------------
                                                                 Awards    Payouts
                                                               ---------- ---------
                                                   Other       Securities                All
                                                   Annual      Underlying   LTIP        Other
Name and Principal            Salary/1 Bonus/1 Compensation/2  Options/3  Payouts/4 Compensation/5
  Position               Year  / ($)    / ($)      / ($)         / (#)      / ($)       / ($)
------------------       ---- -------- ------- --------------  ---------- --------- --------------
David R. Goode           1998 900,000  887,400     739,809/6/   250,000   1,615,566     82,083
 Chairman, President and 1997 850,000  850,000     287,972      120,000   2,472,690     85,304
 Chief Executive Officer 1996 800,000  800,000   1,615,682      120,000   1,778,687     73,149
L. I. Prillaman          1998 360,417  274,231     280,085       60,000     516,981     25,719
 Vice Chairman and Chief 1997 320,000  240,000      24,411       36,000     309,086     25,619
 Marketing Officer       1996 285,000  173,437     193,314       36,000     222,289     33,793
Stephen C. Tobias        1998 485,417  382,897     219,885       60,000     516,981     35,877
 Vice Chairman and Chief 1997 400,000  320,000      68,611       36,000     772,715     37,788
 Operating Officer       1996 365,000  273,750     233,858       36,000     222,289     31,391
Henry C. Wolf            1998 485,417  382,897     321,915       60,000     516,981     38,425
 Vice Chairman and Chief 1997 400,000  320,000     130,907       36,000     772,715     40,636
 Financial Officer       1996 365,000  273,750     483,026       36,000     555,770     34,753
R. Alan Brogan           1998 320,000  236,640     585,111       60,000     516,981     48,671
 Executive Vice
  President-             1997 300,000  225,000     143,093       36,000     772,715     51,926
 Corporate               1996 285,000  213,750     515,321       36,000     555,770     40,224

--------
  /1/Includes portion of any salary or bonus award elected to be received on a deferred basis.
  /2/Includes amounts reimbursed for the payment of taxes on personal benefits. Also includes the amount by which the interest accrued on salary and bonuses deferred under the Officers' Deferred Compensation Plan exceeds 120% of the applicable Federal long-term rate provided under Section 1274(d) of the Internal Revenue Code; for 1998, these amounts were: for Mr. Goode, $88,488; Mr. Prillaman, $12,138; Mr. Tobias, $56,432; Mr. Wolf, $63,734; and Mr.
Brogan, $159,800. Includes a tax absorption payment in 1996 on the "earn out" pursuant to the performance share feature of the Corporation's Long-Term Incentive Plan and for the gain realized upon exercise of certain stock options (in 1997 for Mr. Wolf, and in 1998, for all the Executive Officers).

  /3/Options were granted without tandem SARs.

  /4/Represents the value of the "earn out" pursuant to the performance share feature of the Corporation's Long-Term Incentive Plan for periods ended December 31, 1998, 1997 and 1996 (for 1998, performance shares were earned for achievements in the three-year period 1996-1998; for 1997, for achievements in the three-year period 1995-1997; and for 1996, for achievements in the three-year period 1994-1996).

  /5/Includes for 1998 (i) contributions of $4,800 to the Corporation's 401(k) plan on behalf of Messrs. Goode, Prillaman, Tobias and Wolf, and $4,468 on behalf of Mr. Brogan; and (ii) total premium payments (out-of-pocket cash cost) on "split dollar" life insurance policies for Mr. Goode, $77,283; Mr. Prillaman, $20,919; Mr. Tobias, $31,075; Mr. Wolf, $33,623; and Mr. Brogan, $44,203.

  /6/Includes personal use in 1998, as directed by resolution of the Board of Directors, of the Corporation's aircraft valued at approximately $84,399-- calculated on the basis of the aggregate incremental cost of such use to the Corporation.

Long-Term Incentive Plan


  The Corporation's Long-Term Incentive Plan, as last approved by stockholders in 1995, provides for the award of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and performance share units to officers and other key employees of both the Corporation and certain of its subsidiaries. The Compensation and Nominating Committee of the Board of Directors ("Committee") administers the Plan and has sole discretion, subject to certain limitations, to interpret the Plan; to select Plan participants; to determine the type, size, terms and conditions of awards under the Plan; to authorize the grant of such awards; and to adopt, amend and rescind rules relating to the Plan.

  Stock Options

  The following table sets forth certain information concerning the grant in 1998 of stock options under the Corporation's Long-Term Incentive Plan to each Executive Officer:

                    Option/SAR* Grants in Last Fiscal Year

                                                                  Grant Date
                       Individual Grants                            Value
----------------------------------------------------------------- ----------
                 Number of
                 Securities  % of Total
                 Underlying   Options                             Grant Date
                  Options    Granted to   Exercise or              Present
                 Granted/1/ Employees in Base Price/2/ Expiration  Value/3
Name                (#)     Fiscal Year  ($ Per Share)    Date      / ($)
----             ---------- ------------ ------------- ---------- ----------
D. R. Goode       250,000       6.90%       32.1563    02/01/2008 1,942,500
L. I. Prillaman    60,000       1.66%       32.1563    02/01/2008   466,200
S. C. Tobias       60,000       1.66%       32.1563    02/01/2008   466,200
H. C. Wolf         60,000       1.66%       32.1563    02/01/2008   466,200
R. A. Brogan       60,000       1.66%       32.1563    02/01/2008   466,200

*No SARs were granted in 1998.
--------
  /1/These options (of which the first 3,109 granted to each Executive Officer are Incentive Stock Options and the remainder are Non-qualified Stock Options) were granted as of February 2, 1998, and are exercisable one year after the date of grant. They earn dividend equivalents in an amount equal to, and commensurate with, dividends as paid on the Common Stock--which are converted into Deferred Stock Units, the aggregate fair market value of which is payable in cash to the optionee on the earliest of (a) the five-year anniversary of the date of option grant; (b) the exercise of the option (exercises of less than the full option grant result in a prorated cash payment); and (c) the optionee's death, disability or retirement.

  /2/The exercise price (fair market value on the date of grant) may be paid in cash or in shares of Common Stock (previously owned by the optionee for at least one year next preceding the date of exercise) valued at fair market value on the date of exercise.

  /3/In accordance with regulations of the Securities and Exchange Commission, the present value of the option grant on the date of grant was determined using the Black-Scholes statistical model. The actual amount, if any, an Executive Officer may realize upon exercise depends on the stock price on the exercise date; consequently, there is no assurance the amount realized by an Executive Officer will be at or near the monetary value determined by using this statistical model.

  In the case of Common Stock, the Black-Scholes model used the following measures and assumptions:

  (a) a stock volatility factor of 0.1345: volatility was determined by an independent compensation consultant using monthly data averaged over the 60-month period January 1, 1993, through December 31, 1997;

  (b) a dividend yield of 2.83%: yield was determined monthly and averaged over the 60-month period January 1, 1993, through December 31, 1997;

  (c) a 1997 risk-free rate of return of 6.15%: this represents the monthly average 10-year Treasury strip rate during 1997, the year prior to the issuance of these options; and

  (d) that the option will be exercised during its ten-year term.

  The foregoing produces a Black-Scholes factor of 0.2416 and a resulting present value of $7.77 for each share of Common Stock subject to the 1998 option grant; that factor and resulting present value have not been adjusted to reflect that options cannot be exercised during the first year of their 10-year term, the payment of dividend equivalents on unexercised options or the deferral of receipt of such dividend equivalents until the related Deferred Stock Units actually are paid out.

  The following table sets forth certain information concerning the exercise of options by each Executive Officer during 1998 and the number of unexercised options held by each as of December 31, 1998:

              Aggregated Option/SAR Exercises in Last Fiscal Year
                         and FY-End Option/SAR Values

                                          Number of Securities Underlying          Value of Unexercised
                                            Unexercised Options/SARs at         In-the-Money Options/SARs
                   Shares                             FY-End                           at FY-End/1
                 Acquired on   Value                    (#)                               / ($)
                  Exercise    Realized    ----------------------------------   ----------------------------
Name                 (#)        ($)        Exercisable       Unexercisable     Exercisable Unexercisable/7/
----             -----------  --------    ---------------   ----------------   ----------- ----------------
D. R. Goode        30,063/2/  653,004/2/      727,500            250,000        5,909,501          0
L. I. Prillaman    14,292/3/  319,635/3/      161,274             60,000        1,389,000          0
S. C. Tobias        7,773/4/  182,746/4/      182,868             60,000        1,608,470          0
H. C. Wolf         13,581/5/  289,095/5/      192,000             60,000        1,515,606          0
R. A. Brogan       26,097/6/  581,240/6/      214,500             60,000        1,746,467          0

--------
  /1/Equal to the mean ($31.3438) of the high and low trading prices on the New York Stock Exchange-Composite Transactions of the Common Stock on December 31, 1998, less the exercise prices of the options, multiplied by the number of options.
  /2/Mr. Goode surrendered 10,578 shares of stock already owned in full satisfaction of the exercise price of options on 30,063 shares.
  /3/Mr. Prillaman surrendered 4,720 shares of stock already owned in full satisfaction of the exercise price of options on 14,292 shares.
  /4/Mr. Tobias surrendered 2,481 shares of stock already owned in full satisfaction of the exercise price of options on 7,773 shares.
  /5/Mr. Wolf surrendered 4,889 shares of stock already owned in full satisfaction of the exercise price of options on 13,581 shares.

  /6/Mr. Brogan surrendered 9,024 shares of stock already owned in full satisfaction of the exercise price of options on 26,097 shares.
  /7/Because the market price of the Common Stock at the end of 1998 was below the exercise price ($32.1563 per share) of options granted in 1998, such options are "out-of-the money" and have no reportable value.

  Performance Share Units ("PSUs")

  The following table sets forth certain information concerning the grant in 1998 of PSUs under the Corporation's Long-Term Incentive Plan to each Executive Officer. These PSU grants entitle a recipient to "earn out" or receive performance compensation at the end of a three-year performance cycle (1998-2000) based on the Corporation's performance during that three-year period. Under the 1998 award, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for "earning out" up to one third of the total number of PSUs granted: (1) three-year average return on average invested capital ("ROAIC"), (2) three-year average NS operating ratio and (3) three-year total return to NS stockholders. A more detailed discussion of these performance criteria can be found in the Compensation and Nominating Committee Report under the caption, "Long-Term Incentive Plan," beginning on page 20.

             Long-Term Incentive Plan--Awards in Last Fiscal Year
                           (Performance Share Units)

                Number of    Performance   Estimated Future Payouts under
                 Shares,       or Other     Non-Stock Price-Based Plans
                 Units or    Period Until ------------------------------------
              Other Rights/1  Maturation   Threshold   Target/2     Maximum
Name              / (#)       or Payout       (#)       / (#)         (#)
----          -------------- ------------ ----------- -----------  -----------
D. R. Goode       75,000      01/01/98-             0       60,075      75,000
                              12/31/00
L. I.             25,000      01/01/98-             0       20,025      25,000
 Prillaman                    12/31/00
S. C. Tobias      25,000      01/01/98-             0       20,025      25,000
                              12/31/00
H. C. Wolf        25,000      01/01/98-             0       20,025      25,000
                              12/31/00
R. A. Brogan      25,000      01/01/98-             0       20,025      25,000
                              12/31/00

--------
  /1/"Earn outs" will be satisfied one half in cash and one half in Common Stock, with the stock portion being held by the Corporation for up to 60 months pursuant to a share retention agreement, unless such requirement is waived by the Committee in its sole discretion. Withholding taxes due on the "earn outs" will be withheld from the cash portion.
  /2/The Long-Term Incentive Plan does not provide a performance target for an "earn out" under the PSU feature of the Plan; consequently, this column represents 80.1% of the maximum potential "earn out," which, in accordance with applicable rules of the Securities and Exchange Commission, is the percentage actually "earned out" under the Plan at the end of the most recently completed performance cycle.

Pension Plans

  The following table sets forth the estimated annual retirement benefits payable on a qualified joint-and-survivor-annuity basis in specified remuneration and years of creditable service classifications under the Corporation's qualified defined benefit pension plans, as well as nonqualified supplemental pension plans that provide benefits otherwise denied participants because of certain Internal Revenue Code limitations on qualified plan benefits. It is assumed, for purposes of the table, that an individual retired in 1998 at age 65 (normal retirement age) with the maximum allowable Railroad Retirement Act annuity. The benefits shown are in addition to amounts payable under the Railroad Retirement Act.

                              PENSION PLAN TABLE

                     Estimated Annual Retirement Benefits
                        For Years of Service Indicated

                                 Years of Creditable Service
                   -----------------------------------------------------------------------
Remuneration          25                  30                   35                   40
------------       --------           ----------           ----------           ----------
$  300,000         $ 95,158           $  116,512           $  137,865           $  159,218
   400,000          132,658              161,512              190,365              219,218
   500,000          170,158              206,512              242,865              279,218
   600,000          207,658              251,512              295,365              339,218
   700,000          245,158              296,512              347,865              399,218
   800,000          282,658              341,512              400,365              459,218
   900,000          320,158              386,512              452,865              519,218
 1,000,000          357,658              431,512              505,365              579,218
 1,100,000          395,158              476,512              557,865              639,218
 1,200,000          432,658              521,512              610,365              699,218
 1,300,000          470,158              566,512              662,865              759,218
 1,400,000          507,658              611,512              735,000              819,218
 1,500,000          545,158              656,512              767,865              879,218
 1,600,000          582,658              701,512              820,365              939,218
 1,700,000          620,158              746,512              872,865              999,218
 1,800,000          657,658              791,512              925,365            1,059,218
 1,900,000          695,158              836,512              977,865            1,119,218
 2,000,000          732,658              881,512            1,030,365            1,179,218
 2,100,000          770,158              926,512            1,082,865            1,239,218
 2,200,000          807,658              971,512            1,135,365            1,299,218
 2,300,000          845,158            1,016,512            1,207,500            1,359,218

  Under the pension plans, covered compensation includes salary and bonus; each officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated consecutive years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% times total years of creditable service, but not in excess of 60% of such average compensation, less an offset for the annual Railroad Retirement Act annuity.

  The respective last five-year average compensation and approximate years of creditable service, as of January 1, 1999, for each Executive Officer were:
Mr. Goode, $1,392,046 and 33 years; Mr. Prillaman, $466,369 and 29 years; Mr. Tobias, $598,685 and 29 years; Mr. Wolf, $596,105 and 26 years; and Mr. Brogan, $469,892 and 35 years.

Change-in-Control Arrangements

  In May 1996, the Compensation and Nominating Committee recommended, and the Board of Directors approved, the Corporation's entering into new change-in-control compensation agreements ("Agreements") with each of the Executive Officers and with certain other key employees. The new Agreements, the terms of which were reviewed by outside counsel, were filed as an exhibit to the Corporation's Report on Form 10-Q for the period ended June 30, 1996, and provide certain economic protections in the event of an involuntary or other specified Termination (each term with an initial capital letter is defined in the new Agreements) of a covered individual during a period of twenty-four months next following a Change in Control of the Corporation. As consideration for these new Agreements and to help encourage management continuity, covered individuals agreed not to engage in Competing Employment for a period of
(a) three years, in most cases, from the date they execute a new Agreement and
(b) one year from their Termination Date, if they accept benefits payable or provided under the new Agreements.

  These Agreements are terminable by either the Corporation or a covered employee on twenty-four months' notice; however, the term of the prohibition on engaging in Competing Employment is not affected by the new Agreements' being terminated.

  Generally, these Agreements provide for (a) severance compensation payments (not continued employment) equal, in the case of each Executive Officer, to three times the sum of their Base Pay and Incentive Pay (most other covered employees are entitled to receive a lower multiple of Base Pay and Incentive
Pay); (b) redemption of outstanding Performance Share Units and of outstanding, exercisable options (subject to restrictions, if any, in the case of persons, such as each Executive Officer, imposed under Section 16 of the Securities Exchange Act of 1934) and payment of dividend equivalents foregone as a result of the redemption of such options; (c) payment of an amount equal to the present value of the projected value of amounts deferred under the Officers' Deferred Compensation Plan; (d) eligibility for certain Benefits (principally medical, insurance and death benefits) for up to three years following Termination; and (e) certain additional service credit under the Corporation's retirement plans (in the case of any Board-elected officer, such service credit may not exceed the creditable service that officer would have had upon reaching mandatory retirement age). The Agreements also provide for payment of any Federal excise tax that may be imposed on payments made pursuant to these Agreements.

            COMPENSATION AND NOMINATING COMMITTEE REPORT CONCERNING
              THE 1998 COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

  This Report describes Norfolk Southern Corporation's officer compensation strategy, the components of its compensation program and the manner in which 1998 compensation determinations were made for the Corporation's Chairman, President and Chief Executive Officer, David R. Goode, and for the other officers (collectively, including Mr. Goode, referred to as the "Executive Officers") whose 1998 compensation is reported in the Summary Compensation Table of this Proxy Statement.

  The Compensation and Nominating Committee of the Board of Directors ("Committee") is composed entirely of non-employee directors and met six times during 1998. Among other things, the Committee is responsible for: (1) recommending to the Board the salaries of corporate officers and (2) administering the Corporation's Executive Management Incentive Plan, as approved by the stockholders at their May 1995 Annual Meeting, its Management Incentive Plan (applicable to non-officers) and its Long-Term Incentive Plan, as amended and approved by stockholders at their May 1995 Annual Meeting, which authorizes, as more particularly described below, awards of stock options and performance share units.

  BASE SALARY: While the Committee believes that a substantial portion of each Executive Officer's total compensation should be "performance-based," the Committee also seeks to assure that the base salaries of Executive Officers are competitive with those earned by individuals in comparable positions.

  Specifically, the Committee compares Mr. Goode's base salary with salaries paid to chief executive officers of other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. The base salaries of the other Executive Officers--as well as all Board-elected officers of the Corporation--are evaluated, principally by Mr. Goode, relative to survey data of base salaries for comparable positions at a large number of American corporations of comparable revenue size, including but not limited to those identified in the Stock Performance Graph. These data are compiled by the Corporation's Human Resources Department and by an outside compensation consultant. The Committee's general intention is to set the base salaries of Executive Officers between the 50th and 75th percentiles of their peers in the respective groups with which they are compared.

  Mr. Goode discusses with the Committee the specific contributions and performance of each of the Executive Officers. Based on such evaluations, comparative salary data and each Executive Officer's length of service in current position, Mr. Goode makes base salary recommendations which are submitted for Committee and Board approval.

  Mr. Goode makes no recommendation concerning, nor does he play any role in determining, his base salary (or other compensation), which is set by the Board. As noted, the Committee customarily seeks to set the NS Chairman, President and CEO's base salary between the 50th and 75th percentiles of the base salaries paid to CEOs of other American corporations of comparable revenue size and competitively (within the mid-range of compensation practice) with those of the chairmen of the other holding companies of Class I railroads. Mr. Goode's base salary in 1998 approximated the 70th percentile; the average base salaries of other Executive Officers in 1998 approximated the 40th percentile of the 1998 practices of corporations with comparable revenues.

  For 1998, Mr. Goode's annual base salary was increased by $50,000, or 5.9%. This increase, not tied to or reflecting application of any specific formula, reflects the Corporation's performance in 1997, including its total operating revenues and record net income, as well as the Board's confidence in Mr. Goode's leadership in general and in the Conrail transaction in particular. The Committee recommended and the Board approved average increases of 9.3% for the other Executive Officers as a group; these increases were based on Mr. Goode's recommendations and the Corporation's 1997 performance.

  EXECUTIVE MANAGEMENT INCENTIVE PLAN ("EMIP"): The Corporation's EMIP is designed and administered to ensure that a significant portion of each Executive Officer's total annual cash compensation is based on the Corporation's annual financial performance. Awards to Executive Officers, to other participants in the Corporation's Executive Management Incentive Plan, and to participants in the Management Incentive Plan (MIP) are paid from an annual incentive fund equal to a percentage (from 0.75% to 1.5%) of the Corporation's adjusted pretax net income, provided the Corporation's annual return on average invested capital ("ROAIC") equals or exceeds 10%.

  It is the Committee's philosophy that, when the Corporation achieves EMIP goals, the total of the Executive Officers' base salaries and EMIP awards should be competitive with the total annual cash compensation paid by comparable organizations. In years in which those goals are not realized, the Executive Officers will receive less (or no) incentive pay.

  Specifically, incentive pay opportunities for Mr. Goode are determined annually by the Committee by comparing Mr. Goode's total annual cash compensation with that paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other American corporations of comparable revenue size. Incentive pay opportunities for the other Executive Officers are determined annually by the Committee based on its review of the annual cash compensation of comparable positions at companies of comparable revenue size, including but not limited to those identified in the Stock Performance Graph.

  Using those criteria, in November of 1997 the Committee set Mr. Goode's maximum 1998 incentive opportunity at 100% of his 1998 base salary, Mr. Tobias' and Mr. Wolf's at 80% of 1998 base salary and the other Executive Officers' at 75% of 1998 base salary (when Mr. Prillaman was elected Vice Chairman and Chief Marketing Officer in August of 1998, his incentive opportunity was increased to 80%). Actual payments, if any, are based on the total amount in the annual incentive fund. For 1998, all the Executive Officers and all other officers earned EMIP awards, and 338 other key employees earned MIP awards. The Corporation's 1998 performance produced payments to Mr. Goode and to the other Executive Officers equal to 98.6% of their respective maximum incentive opportunities. Nonetheless, total 1998 cash compensation (salary and bonus) earned by Mr. Goode fell below the 25th percentile, and the average 1998 cash compensation for the three of the four other Executive Officers who have position counterparts in corporations with comparable revenues approximated the 53rd percentile.

  LONG-TERM INCENTIVE PLAN ("LTIP"): The Committee believes that a substantial component of the Executive Officers' total compensation should be based on and reflect the Corporation's efficient use of assets, its profitability and the total returns (stock price appreciation and dividends) to its stockholders. This is achieved by making annual grants of stock options and performance share units and through share retention agreements entered into with the Executive Officers. These LTIP arrangements are intended to ensure that the longer-term financial interests of the Executive Officers are directly aligned with those of the Corporation's stockholders and to provide the Executive Officers with the opportunity to acquire a meaningful beneficial stock ownership position in the Corporation.

  In determining current LTIP awards, the size of prior grants is analyzed within a current total compensation framework predicated on a review of both the long-term awards and the total direct compensation (base salary, bonus and long-term awards) of comparable positions in U.S. companies with comparable revenues. The mix of options and performance share units may vary from year to year to reflect an analysis of the relative value of each type of award and other considerations. The number of stock options and performance share units granted in any year is determined so as to place the total direct compensation of Mr. Goode and the other Executive Officers, when corporate performance warrants, above the 75th percentile of total compensation for their respective peer groups.

  At its January 1998 meeting, the Committee granted stock options to each of the Executive Officers and to 310 other key employees with an exercise price equal to the market value of the shares on the date of grant. These options are exercisable during a ten-year period following the date of grant, after a one-year period has elapsed.

  At the same meeting, the Committee granted performance share units which provide the Executive Officers and other recipients the opportunity to earn awards (that will be paid one half in cash and one half in shares of the Corporation's Common Stock) during the first quarter of 2001. The number of performance share units actually earned by recipients is based on criteria approved by stockholders at their May 1995 Annual Meeting--specifically, the Corporation's three-year (i.e., 1998-2000) average Return on Average Invested Capital, three-year average Operating Ratio and three-year Total Return to Stockholders, evaluated relative to performance measures established by the Committee and set out in the schedules below. One third of the performance share units granted in 1998 are available to be earned based on each of the three performance criteria.

  Total Stockholder Return ("TSR") vs.     Return on Average Invested Capital
                 S&P 500                                ("ROAIC")


  -------------------------------------   -------------------------------------

                        Percentage of           Three-         Percentage of
      Three-Year         Performance             Year           Performance
     Average TSR         Share Units           Average          Share Units
     vs. S&P 500          Earned Out            ROAIC            Earned Out


  -------------------------------------   -------------------------------------
   90th percentile           100%                20%                100%
         80th                90%                 19%                90%
         70th                85%                 18%                80%
         60th                80%                 17%                70%
         50th                75%                 16%                60%
         40th                50%                 15%                50%
         30th                30%                 14%                40%
    25th and below            0%                 13%                20%
                                              Below 13%              0%



                                   Operating Ratio ("OpR")
                     ---------------------------------------------------------
                                                                 Percentage of
                   Three-                                         Performance
                   Year NS                                        Share Units
                 Average OpR                                      Earned Out
                     ---------------------------------------------------------
                    70%                                               100%
                    75%                                                75%
                    80%                                                50%
                    85%                                                25%
                 Above 85%                                              0%


  All stock options granted in 1998 to Executive Officers were subject to the following terms: For the first five (5) years following the date stock options are granted, the Corporation credits dividend equivalents on unexercised options to a separate memorandum account maintained for each Executive Officer, and--based on the fair market value of the Corporation's Common Stock on the dividend payment date--the dollar amount of that dividend equivalent is converted into Deferred Stock Units (one such unit is equal in value to one share of Common Stock). The value of such Deferred Stock Units is paid in cash to each Executive Officer based on the then-fair market value of the Corporation's Common Stock on the earliest to occur of (a) the five-year anniversary of the date of grant;
  (b) the exercise of the option (exercises of less than the full option grant result in a prorated cash payment); or (c) the officer's death, disability or retirement.

  All Executive Officers have entered into share retention agreements with the Corporation whereby they have agreed to have the Corporation hold shares of the Corporation's Common Stock actually earned pursuant to the performance share feature of the LTIP for a period of five years following the date such shares are earned.

  For 1998, Mr. Goode was granted options (including 3,109 incentive stock options that may receive capital gains treatment) on 250,000 shares of Common Stock and 75,000 performance share units; the other Executive Officers as a group were awarded options (including in the case of each such officer, 3,109 incentive stock options that may receive capital gains treatment) on a total of 300,000 shares of Common Stock and the opportunity to earn up to 125,000 performance share units.

  In summary, the Committee believes that the compensation of Executive Officers is competitive with that of similar positions at comparable American corporations. More importantly, the Committee believes each Executive Officer's compensation has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Corporation's efficient use of assets, its profitability and the total returns to its stockholders.

  Regulations of the Securities and Exchange Commission require the Committee to report to stockholders on the Committee's policy concerning the Revenue Reconciliation Act of 1993 which amended Section 162 of the Internal Revenue Code regarding the deductibility of certain executive compensation over $1 million. Based on the requirements of this new legislation and on then-current interpretive regulations and transition rules, the Committee recommended to the Board, the Board approved and recommended to the stockholders, and at their 1995 Annual Meeting the stockholders approved, modifications to the LTIP and establishment of the Executive Management Incentive Plan (which was effective as of January 1, 1996, for certain Board-elected officers), all as more particularly described in the Corporation's 1995 Proxy Statement. The Committee will continue to seek to offer its Executive Officers and other personnel competitive compensation and to structure such compensation arrangements to entitle the Corporation to take appropriate related tax deductions.

                                 L. E. Coleman, Chairman
                                 T. M. Hahn, Jr., Member
                                 H. W. Pote, Member
                                 E. B. Leisenring, Jr., Past Chairman (Mr.
                                 Leisenring chaired the Committee when the described decisions were made in November 1997 and January 1998; he retired, effective the date of the 1998 Annual Meeting, under the Corporation's retirement policy for directors, since which time Mr. Coleman has chaired the Committee).

                              PERFORMANCE GRAPH*

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock, the cumulative total return of the S&P Composite-500 Stock Price Index and the S&P Railroad Stock Price Index for the five-year period commencing December 31, 1993, and ending December 31, 1998. This information was furnished by Bloomberg Financial Markets.


                           TOTAL SHAREHOLDER RETURNS
                          S&P 500 INDEX AND S&P RAIL

                        PERFORMANCE GRAPH APPEARS HERE


Indexed Returns

Measurement Period                          S&P          S&P
(Fiscal Year Covered)        NSC            RAIL         500 INDEX
---------------------        ------------  -----------   ---------
Base Dec. 93                 $100           $100         $100
Dec. 94                      $ 88.53        $ 86.25      $101.32
Dec. 95                      $119.42        $126.18      $139.36
Dec. 96                      $135.98        $149.86      $171.32
Dec. 97                      $144.96        $169.11      $228.46
Dec. 98                      $154.47        $155.06      $293.75

--------
*Assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1993, and that all dividends were reinvested.

                             STOCKHOLDER PROPOSALS

  Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission and with the Corporation's Bylaws. Any such proposal for the 2000 Annual Meeting of Stockholders must comply with applicable regulations and be received by the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-9219, as follows:

  to be eligible for inclusion in the Corporation's proxy statement and form of proxy, it must be received no later than December 2, 1999; or

  to be eligible to be presented from the floor for vote at the meeting (but not intended for inclusion in the Corporation's proxy materials), it must be received during the period that begins December 6, 1999, and ends February 14, 2000.

                                          By order of the Board of Directors,
                                              DEZORA M. MARTIN,
                                              Corporate Secretary.

                          NORFOLK SOUTHERN CORPORATION
              THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

          This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned hereby appoints L. E. Coleman, David R. Goode or Harold W. Pote, and each or any of them, proxy for the undersigned, with full power of substitution, to vote with the same force and effect as the undersigned at the annual meeting of stockholders of Norfolk Southern Corporation to be held at the Conference Center, Williamsburg Lodge, South England Street, Williamsburg, Virginia, on Thursday, May 13, 1999, and any adjournments, postponements or reschedulings thereof, upon the matters more fully set forth in the Proxy Statement dated April 1, 1999, and to transact such other business as properly may come before such meeting(s).

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR ITEM (2), AND AGAINST ITEM
(3).

                                                  NORFOLK SOUTHERN CORPORATION
(Continued, and to be MARKED, DATED AND           P.O. Box 11145
 SIGNED on the other side)                        New York, N.Y. 10203-0145

     -----
     -----
Please mark boxes  or [X] in blue or black ink. [_]
           -
(1) Election of Directors
                    FOR all nominees listed below, except as marked to the contrary (see instruction). [_]
                                                 WITHHOLD AUTHORITY to vote
                                                 for all nominees listed
                                                 below.      [_]
  Gerald L. Baliles          Gene R. Carter           Steven F. Leer

 INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST ABOVE.
(2) Ratification of the appointment of KPMG LLP, independent public accountants. The Board of Directors recommends a vote FOR.
                               FOR [_]     AGAINST [_]     ABSTAIN [_]
(3)  If properly presented at the
     meeting, a stockholder proposal
     concerning elimination of bonuses
     and other forms of incentive pay as
     a means of compensating any employee
     of the Corporation. The Board of
     Directors recommends a vote AGAINST.

                               FOR [_]     AGAINST [_]     ABSTAIN [_]


                                                    Sign exactly as name
                                                    appears hereon. Attorneys-
                                                    in-fact, executors,
                                                    trustees, guardians,
                                                    corporate officers, etc.,
                                                    should give full title.
 PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY


                                                    Dated:_______________, 1999

                                                    ___________________________
                                                            (SIGNATURE)
                                                    ___________________________
                                                            (SIGNATURE)

                          NORFOLK SOUTHERN CORPORATION
              THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

          This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned hereby appoints L. E. Coleman, David R. Goode or Harold W. Pote, and each or any of them, proxy for the undersigned, with full power of substitution, to vote with the same force and effect as the undersigned at the annual meeting of stockholders of Norfolk Southern Corporation to be held at the Conference Center, Williamsburg Lodge, South England Street, Williamsburg, Virginia, on Thursday, May 13, 1999, and any adjournments, postponements or reschedulings thereof, upon the matters more fully set forth in the Proxy Statement, dated April 1, 1999, and to transact such other business as properly may come before such meeting(s).

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR ITEM (2), AND AGAINST ITEM
(3).

       (Continued, and to be MARKED, DATED AND SIGNED on the other side)

                                    NORFOLK SOUTHERN CORPORATION
                                    P.O. BOX 11145
                                    NEW YORK, N.Y. 10203-0145

Please mark boxes   or [X] in blue or black ink. [_]


                    X                                           X
     FOR all nominees listed below, except           WITHHOLD AUTHORITY to
     as marked to the contrary (see instruction).    vote


(1) Election of Directors
                                                     for all nominees listed
                                                     below.
       Gerald L. Baliles          Gene R. Carter          Steven F. Leer

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST ABOVE.

(2) Ratification of the appointment of KPMG LLP,    FOR   AGAINST   ABSTAIN
 independent public accountants.
 The Board of Directors recommends a vote FOR.       X       X       X

(3)  If properly presented at the meeting, a
     stockholder proposal concerning elimination of
     bonuses and other forms of incentive pay as a
     means of compensating any employee of the      FOR   AGAINST   ABSTAIN
     Corporation.
 The Board of Directors recommends a vote AGAINST.   X       X       X


   Address Change and/or Comments--Mark Here                    X

Sign exactly as name appears hereon. Attorneys-in-fact, executors, trustees, guardians, corporate officers, etc., should give full title.

                                                Dated: __________________, 1999


                                                _______________________________
                                                          (SIGNATURE)


                                                _______________________________
                                                          (SIGNATURE)


--------------------------------------------------------------------------------
             PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY